Exhibit 99.1

Contacts:
Orion Acquisition Corp. II/Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Ina McGuinness/Bruce Voss
(415) 543-3470 x201	(310) 691-7100

MEDIVATION APPOINTS CHIEF MEDICAL OFFICER

SAN FRANCISCO (May 12, 2005) – Orion Acquisition Corp. II (OTCBB: MTMR), and its wholly owned subsidiary Medivation, Inc., today announced that Lynn Seely, M.D. has joined the Company as Chief Medical Officer. Dr. Seely will be responsible for the strategy and execution of the Company’s clinical development programs, and for assisting in the evaluation of new opportunities to expand the Company’s pipeline.

Dr. Seely joins the Company from Corgentech Inc. where she served as Vice President of Clinical Development. At Corgentech, Dr. Seely was responsible for all aspects of a large Phase III cardiovascular trial of an E2F decoy, and for the strategy and development of a second clinical program for another new chemical entity. Dr. Seely was previously Vice President of Clinical Development at Cytyc Health Corporation and at ProDuct Health, Inc. where she was responsible for clinical trial strategy and execution, and physician training during commercialization of a novel breast cancer device. Before joining ProDuct, she served for more than four years in clinical development at Chiron Corporation and worked on a broad range of development programs in multiple different therapeutic areas. Previously, Dr. Seely was an Assistant Professor of Medicine at the University of California, San Diego, where she ran a National Institute of Health-funded growth factor signal transduction laboratory and was co-director of the fellowship training program in Endocrinology and Metabolism.

Dr. Seely received her medical degree from the University of Oklahoma College of Medicine and completed her residency in internal medicine at the Yale-New Haven Hospital in New Haven, Conn. After serving as Chief Resident in Medicine at Yale, she completed a post-doctoral fellowship in Endocrinology and Metabolism at the University of California, San Diego.

“Dr. Seely is a high-caliber addition to our team at this pivotal time as we prepare to initiate our Phase II trial for Dimebon in Alzheimer’s disease,” said David Hung, M.D., the Company’s Chief Executive Officer. ”Her scientific background combined with her diverse expertise in clinical development of small molecules, biologics and medical devices fits perfectly with our business plan to develop multiple products in a portfolio that encompasses both pharmaceuticals and devices in our overarching strategy to maximize shareholder value and mitigate risk.”

About the Company

Orion Acquisition Corp. II/Medivation, Inc. acquires and develops drug and medical device product candidates with a focus on early clinical development only (no discovery or Phase III trials). The Company seeks development candidates that have strong IP and safety data and hints of efficacy, that address large markets, and that have the potential to be in clinical development within 12-18 months of acquisition. Development activities are largely outsourced to contract research organizations to minimize infrastructure and overhead. The Company targets development candidates with the potential to generate ROIs of ≥ 6X in 3 years by sale to or partnership with established drug or device companies. The Company’s first product candidate is Dimebon™ for Alzheimer’s disease. Dimebon is a small molecule that has a 20-year record of human use, targets the same mechanisms as other AD therapeutics approved by the U.S. Food and Drug Administration, has demonstrated improvement in cognition/memory in a pilot AD clinical trial and has demonstrated preclinical evidence of anti-aging properties. For further information regarding the Company and our Dimebon program, please refer to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

Safe Harbor

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004, include more information about factors that could affect our financial results.

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